Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-20879, 333-20881, 333-91328, and 333-141669) of Ralcorp Holdings, Inc. of our report dated December 14, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Saint Louis, Missouri

December 14, 2011